Exhibit 99.4

EMPIRE RESORTS, INC.

UP TO 6,032,153 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE RIGHTS

TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK CITY TIME,

ON MAY [    ], 2013.

April [    ], 2013

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

    This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Empire Resorts, Inc. (the “Company”) of shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company, pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock and Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) on April 8, 2013 (the “Record Date”). The Rights and Common Stock are described in the accompanying offering prospectus covering the Rights and the shares of Common Stock issuable upon their exercise dated April [    ], 2013 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 6,032,153 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on May [    ], 2013 (the “Expiration Date.

As described in the Prospectus, each beneficial owner of shares of Common Stock registered in the name of such beneficial owner or the name of a nominee is entitled to one Right for each five shares of Common Stock owned, or into which the Series B Preferred Stock was convertible, on the Record Date. Each Right allows the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Right”) at the cash price of $1.8901 per share (the “Subscription Price”). For example, if a Rights holder owned 100 shares of Common Stock as of the Record Date, it would receive 20 Rights and would have the right to purchase 20 shares of Common Stock for the Subscription Price each.

If a Rights holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Right, it may also exercise an oversubscription right (the “Oversubscription Right”) to purchase a portion of any shares of Common Stock that are not purchased by holders through the exercise of their Basic Subscription Rights (such shares, the “Unsubscribed Shares”), up to the number of shares it purchased under the Basic Subscription Right. To the extent the number of the Unsubscribed Shares is not sufficient to satisfy all of the properly exercised Oversubscription Right requests, then the available shares will be prorated among those who properly exercised their Oversubscription Right based on the number of shares each rights holder subscribed for under the Oversubscription Right.

    The Company has entered into a standby purchase agreement (the “Standby Purchase Agreement”) with Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder. Kien Huat owned 18,254,246 shares of our Common Stock, representing approximately 60.7% (excluding option matching rights and a convertible note held by Kien Huat) of our outstanding shares of Common Stock as of the date hereof. Pursuant to the Standby Purchase Agreement, Kien Huat agreed to exercise in full its basic subscription rights granted pursuant to the Rights Offering within ten days of its grant with a closing proximate thereto. In addition, Kien Huat agreed it would exercise all rights not otherwise exercised by the other holders in the Rights Offering to acquire up to one share less than 20% of the Company’s issued and outstanding common stock prior to the commencement of the Rights Offering. The Company will pay Kien Huat a fee of $40,000 for the shares purchased by Kien Huat in excess of its basic subscription rights pursuant to the Standby Purchase Agreement. In addition, the Company will reimburse Kien Huat for its expenses related to the Standby Purchase Agreement in an amount not to exceed $40,000. The consummation of the transactions contemplated by the Standby Purchase Agreement is subject to customary closing conditions. The obligations of Kien Huat are subject to conditions more fully described in the Prospectus.

    Each Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Right and its Oversubscription Right. Because the Company will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Rights holder wishes to maximize the number of shares it may purchase pursuant to the Rights holder’s Oversubscription Right, the Rights holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Rights holder, assuming that no holders other than such Rights holder purchases any shares of Common Stock pursuant to the Basic Subscription Right and Oversubscription Right. Fractional shares of Common Stock will not be issued upon exercise of Rights but rather will be rounded down to the nearest whole number of Common Stock. Any excess subscription payments received by Continental Stock Transfer & Trust Company (the “Subscription Agent”) will be returned, without interest, as soon as practicable.

The Company can provide no assurances that each Rights holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Oversubscription Right in full. The Company will not be able to satisfy a Rights holder’s exercise of the Oversubscription Right if the Rights Offering is subscribed in full, and the Company will only honor an Oversubscription Right to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights, subject to the limitations set forth below:

•

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Rights holder pursuant to the Oversubscription Right is less than the amount the holder of Rights actually paid in connection with the exercise of the Oversubscription Right, the Rights holder will be allocated only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Date, and the Rights holder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

•

To the extent the amount the Rights holder actually paid in connection with the exercise of the Oversubscription Right is less than or equal to the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Rights holder pursuant to the Oversubscription Right, such Rights holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Oversubscription Right. See “The Rights Offering—The Subscription Rights—Over-subscription Right.”

The Company is asking persons who hold shares of Common Stock or Series B Preferred Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, custodian bank, or other nominee, as well as persons who hold certificates of Common Stock or Series B Preferred Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.     The Prospectus;

2.     A letter to holders of the Rights as to the use of Empire Resorts, Inc. Rights Certificates;

3.     A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock and/or Series B Preferred Stock registered in your name or the name of your nominee (including a Beneficial Owner Election Form), with an attached form of instruction;

4.     Nominee Holder Certification; and

5.     A return envelope addressed to Continental Stock Transfer & Trust Company, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Nominee Holder Certification, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Oversubscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Nominee Holder Certification with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date. A Rights holder cannot revoke, change or cancel the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from MacKenzie Partners, Inc., the Information Agent. The Information Agent’s telephone number is (800) 322-2885. Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.

Very truly yours,

Empire Resorts, Inc.